EXHIBIT 99.l.3.
Share Pur. Agmt. - NC Alt. Strat.

47123v1
                            SHARE PURCHASE AGREEMENT


     New Century Portfolios, a Massachusetts business trust (the "Trust") and Weston Securities Corporation, a Massachusetts Corporation (the "Distributor") hereby agree with each other as follows:

     1. The Trust hereby offers the Distributor and the Distributor hereby purchases one share (the "Share") of the New Century Alternative Strategies Portfolio for $10 per share. The Trust hereby acknowledges receipt from the Distributor of funds in the total amount of $10 in full payment for such Share.

     2. The Distributor represents and warrants to the Trust that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

     IN WITNESS WHEREOF, New Century Portfolios, on behalf of the New Century Alternative Strategies Portfolio, and Weston Securities Corporation have caused this Agreement to be signed by their duly authorized officers as of this 1st day of May, 2002.

                          NEW CENTURY PORTFOLIOS

                          /S/ WAYNE M. GRZECKI
                          -----------------------
                          Name:  Wayne M. Grzecki
                          Title: President, New Century Portfolios


                          WESTON SECURITIES CORPORATION


                          /S/ I. RICHARD HOROWITZ
                          -----------------------
                          Name:   I. Richard Horowitz
                          Title:  President, Weston Securities Corporation